      [AAMES FINANCIAL CORPORATION LOGO]



                                      Contact:   James Huston
                                                 Investor Relations Department
                                                 Aames Financial Corporation
                                                 (323) 210-5311


FOR IMMEDIATE RELEASE


         AAMES FINANCIAL CORPORATION ANNOUNCES PRICING OF SECURITIZATION


         LOS ANGELES, CALIFORNIA, DECEMBER 7, 2000 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, announced that it has priced approximately $465.0 million of mortgage pass-through certificates secured by home equity mortgage loans owned by its wholly-owned subsidiary, Aames Capital Corporation. The Company expects to close the transaction before the end of the month.

         The $465.0 million of mortgage pass-through certificates represent ownership interests in home equity mortgage loans on one- to four-family residential properties located throughout the United States. The Company also announced that it will sell the servicing rights and the rights to prepayment penalties on the mortgage loans in the securitization to an unrelated third party, and will also sell the residual interest created in the transaction to an affiliate of Capital Z Financial Services Fund II, L.P., an affiliate of the Company's largest stockholder.

         Aames Financial Corporation is a leading home equity lender, and at September 30, 2000 operated 97 retail Aames Home Loan offices and 5 wholesale loan centers nationwide.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: (a) market conditions in the securitization, capital, credit and whole loan markets and their future impact on the Company's operations, (b) trends affecting the Company's liquidity position, including, but not limited to, its access to warehouse, working capital and other credit facilities and its ability to effect securitizations and whole loan sales, (c) the impact of the various cash savings plans and other restructuring strategies being considered by the Company, (d) the Company's on-going efforts in improving its equity position, (e) trends affecting the Company's financial condition and results of operations, (f) the Company's business and liquidity strategies. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.